Exhibit  (5)

Opinion on Legality

WORKLAND & WITHERSPOON, PLLC

ATTORNEYS AT LAW

714 Washington Mutual Financial Center

Peter A. Witherspoon

601 West Main Avenue

James J. Workland, Of Counsel

Gary D. Brajcich

Spokane, Washington   99201-0677

Gary C. Randall†, Of Counsel

Gregory B. Lipsker

Telephone:  (509) 455-9077

Eric J. Sachtjen*

Facsimile:  (509) 624-6441

James A. McPhee†

E-mail:  workwith@workwith.com

†Also Admitted in Idaho

Lawrence W. Garvin

*Also Admitted in Alaska

May 13, 2005

Idaho General Mines, Inc.

10 N. Post St.

Spokane, WA 99201

Re:  Registration Statement on Form SB-2

Gentlemen:

We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about May 13, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of a total of 200,000 shares of your Common Stock (the “Shares”), to be offered for sale by selling shareholders.  As legal counsel for Idaho General Mines, Inc., we have examined the proceedings taken in connection with the sale of the Shares in the manner set forth in the Registration Statement.  It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very truly yours,

/S/

WORKLAND & WITHERSPOON, PLLC